FRANKLIN CUSTODIAN FUNDS
                           on behalf of
                       FRANKLIN GROWTH FUND

                  INVESTMENT MANAGEMENT AGREEMENT



      THIS INVESTMENT MANAGEMENT AGREEMENT made between FRANKLIN CUSTODIAN FUNDS, a Delaware statutory trust (the "Trust"), on behalf of FRANKLIN GROWTH FUND (the "Fund"), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation (the "Adviser").

      WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company
Act of 1940, as amended (the "1940 Act"), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory and other services for the Fund; and,

      WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Fund.

      NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

      1. EMPLOYMENT OF THE ADVISER. The Trust hereby employs the Adviser to manage the investment and reinvestment of the
Fund's assets and to administer its affairs, subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The
Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

      2.   OBLIGATIONS  OF  AND  SERVICES  TO BE  PROVIDED  BY THE
ADVISER.   The  Adviser   undertakes   to  provide   the   services
hereinafter set forth and to assume the following obligations:

           A. ADMINISTRATIVE SERVICES. The Adviser shall furnish to the Fund adequate (i) office space, which may be space within the offices of the Adviser or in such other place as may be agreed upon from time to time, (ii) office furnishings, facilities and equipment as may be reasonably required for managing the corporate affairs and conducting the business of the Fund, including complying with the corporate and securities reporting requirements of the United States and the various states in which the Fund does business, conducting correspondence and other communications with the shareholders of the Fund, maintaining all internal bookkeeping, accounting and auditing services and records in connection with the Fund's investment and business activities, and computing net asset value. The Adviser shall employ or provide and compensate the executive, secretarial and clerical personnel necessary to provide such services. The Adviser shall also compensate all officers and employees of the Trust who are officers or employees of the Adviser or its affiliates.

           B.    INVESTMENT MANAGEMENT SERVICES.

                 (a) The Adviser shall manage the Fund's assets subject to and in accordance with the investment objectives and policies of the Fund and any directions which the Trust's Board of Trustees may issue from time to time. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of the Fund's assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's investment securities shall be exercised. The Adviser shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust's Board of Trustees, of (i) the decisions made with respect to the investment of the Fund's assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions and (iii) the extent to which those decisions have been implemented.

                 (b) The Adviser, subject to and in accordance with any directions which the Trust's Board of Trustees may issue from time to time, shall place, in the name of the Fund, orders for the execution of the Fund's securities transactions. When placing such orders, the Adviser shall seek to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Fund and the Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board of Trustees determines that the Fund will benefit, directly or indirectly, by doing so, the Adviser may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of "brokerage and research services" (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by that broker.

                 Accordingly, the Trust and the Adviser agree that the Adviser shall select brokers for the execution of the Fund's transactions from among:

                 (i) Those brokers and dealers who provide quotations and other services to the Fund, specifically including the quotations necessary to determine the Fund's net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

                 (ii) Those brokers and dealers who supply research, statistical and other data to the Adviser or its affiliates which the Adviser or its affiliates may lawfully and appropriately use in their investment management capacities, which relate directly to securities, actual or potential, of the Fund, or which place the Adviser in a better position to make decisions in connection with the management of the Fund's assets and securities, whether or not such data may also be useful to the Adviser and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

                 (c) When the Adviser has determined that the Fund should tender securities pursuant to a "tender offer solicitation," Franklin/Templeton Distributors, Inc. ("Distributors") shall be designated as the "tendering dealer" so long as it is legally permitted to act in such capacity under the federal securities laws and rules thereunder and the rules of any securities exchange or association of which Distributors may be a member. Neither the Adviser nor Distributors shall be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the National Association of Securities Dealers, Inc.) as of the date of this Agreement. This Agreement shall not obligate the Adviser or Distributors (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Trust on behalf of the Fund shall enter into an agreement with the Adviser and/or Distributors to reimburse them for all such expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

                 (d) The Adviser shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed by the Adviser, on behalf of the Fund, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

                 (e) The Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Adviser's paramount duty to obtain the best net price and execution for the Fund.

                 (f) Decisions on proxy voting shall be made by the Adviser unless the Board of Trustees determines otherwise. Pursuant to its authority, the Adviser shall have the power to vote, either in person or by proxy, all securities in which the Fund may be invested from time to time, and shall not be required to seek or take instructions from the Fund with respect thereto. The Adviser shall not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. Should the Adviser undertake litigation against an issuer on behalf of the Fund, the Fund agrees to pay its portion of any applicable legal fees associated with the action or to forfeit any claim to any assets the Adviser may recover and, in such case, agrees to hold the Adviser harmless for excluding the Fund from such action. In the case of class action suits involving issuers held in the Fund, the Adviser may include information about the Fund for purposes of participating in any settlements.

           C.    PROVISION   OF   INFORMATION    NECESSARY   FOR
PREPARATION OF SECURITIES REGISTRATION STATEMENTS, AMENDMENTS AND OTHER MATERIALS. The Adviser, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund's shares.

           D. OTHER OBLIGATIONS AND SERVICES. The Adviser shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Fund and its investment activities.

           E. DELEGATION OF SERVICES. The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 ("Sub-Advisers") to perform some or all of the services for the Fund for which it is responsible under this Agreement. The Adviser will compensate any Sub-Adviser for its services to the Fund. The Adviser may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Fund's shareholders is obtained. The Adviser will continue to have responsibility for all advisory services furnished by any Sub-Adviser.

      3. EXPENSES OF THE FUND. It is understood that the Fund will pay all of its own expenses other than those expressly assumed by the Adviser herein, which expenses payable by the Fund shall include:

           A. Fees and expenses paid to the Adviser as provided herein;

           B.    Expenses   of  all  audits  by   independent   public
accountants;

           C. Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of its shares;

           D. Expenses of obtaining quotations for calculating the value of the Fund's net assets;

           E.    Salaries  and  other  compensations  of  executive
officers   of  the   Trust   who  are  not   officers,   directors,
stockholders or employees of the Adviser or its affiliates;

           F.    Taxes levied against the Fund;

           G. Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;

           H.    Costs,   including   the  interest   expense,   of
borrowing money;

           I. Costs incident to meetings of the Board of Trustees and shareholders of the Fund, reports to the Fund's shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund's and the Trust's legal existence;

           J. Legal fees, including the legal fees related to the registration and continued qualification of the Fund's shares for sale;

           K. Trustees' fees and expenses to trustees who are not directors, officers, employees or stockholders of the Adviser or any of its affiliates;

           L. Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders;

           M.    Trade association dues;

           N.    The Fund's  pro rata  portion  of  fidelity  bond,
errors  and   omissions,   and  trustees   and  officer   liability
insurance premiums; and

           O. The Fund's portion of the cost of any proxy voting service used on its behalf.

      4. COMPENSATION OF THE ADVISER. The Fund shall pay a management fee in cash to the Adviser based upon a percentage of the value of the Fund's net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Adviser, during the preceding month, on the first business day of the month in each year.

           A. For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as that Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The management fee payable by the Fund shall be calculated daily at the following annual rates:

           0.625% of the value of net assets up to and including $100 million;

           0.500% of the value of net assets over $100 million and not over $250 million;

           0.450% of the value of net assets over $250 million and not over $7.5 billion;

           0.440% of the value of net assets over $7.5 billion and not over $10 billion;

           0.430% of the value of net assets over $10 billion and not over $12.5 billion;

           0.420% of the value of net assets over $12.5 billion and not over $15 billion;

           0.400% of the value of net assets over $15 billion and not over $17.5 billion;

           0.380% of the value of net assets over $17.5 billion and not over $20 billion;

           0.360% of the value of net assets over $20 billion and not over $35 billion;

           0.355% of the value of net assets over $35 billion and not over $50 billion; and

           0.350% of the value of net assets over $50 billion.

           B. The management fee payable by the Fund shall be reduced or eliminated to the extent that Distributors has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith and to the extent necessary to comply with the limitations on expenses which may be borne by the Fund as set forth in the laws, regulations and administrative interpretations of those states in which the Fund's shares are registered. The Adviser may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Adviser shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were fully set forth herein.

           C. If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

      5. ACTIVITIES OF THE ADVISER. The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and
Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Adviser or its affiliates are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Adviser or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

      6.   LIABILITIES OF THE ADVISER.

           A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

           B. Notwithstanding the foregoing, the Adviser agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the  Adviser  or  its  affiliates  (or  litigation  related  to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust's Board of Trustees; or, (ii) is within the control of the Adviser or any of its affiliates or any of their officers, directors, employees or stockholders. The Adviser shall not be obligated pursuant to the provisions of this Subparagraph 6.B., to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Adviser or any of its affiliates from the sale of his shares of the Adviser, or similar matters. So long as this Agreement is in effect, the Adviser shall pay to the Trust the amount due for expenses subject to this Subparagraph 6.B. within thirty (30) days after a bill or statement has been received by the Adviser therefore. This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Adviser or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

           C. No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

      7.   RENEWAL AND TERMINATION.

           A. This Agreement shall become effective on the date written below and shall continue in effect for two (2) years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one
(1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement (other than as Trustees of the Trust) or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

           B.    This Agreement:

                 (i) may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days' written notice to the Adviser;

                 (ii) shall immediately terminate with respect to the Fund in the event of its assignment; and

                 (iii) may be  terminated  by the  Adviser on sixty
(60) days' written notice to the Fund.

           C. As used in this Paragraph the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for such terms in the 1940 Act.

           D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

      8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 1st day of November 2008.


FRANKLIN CUSTODIAN FUNDS
on behalf of FRANKLIN GROWTH FUND


By:  /s/ KAREN L. SKIDMORE
      Karen L. Skidmore
Title:     Vice President & Secretary



FRANKLIN ADVISERS, INC.


By:  /s/ EDWARD B. JAMIESON
      Edward B. Jamieson
Title:     President & Chief Investment Officer